Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Baudax Bio, Inc. on Form S-1 to be filed on or about September 5, 2023 of our report dated February 23, 2023, except for Note 4, as to which date is June 28, 2023, on our audit of (i) the financial statements as of December 31, 2022 and for the year then ended, and (ii) the retrospective adjustments to the 2021 financial statements discussed in Notes 1 and 3(j) to the financial statements, which report was included in the Current Report on Form 8-K filed June 28, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

September 5, 2023